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CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                    Year Ended December 31,

                                                1994        1995        1996        1997         1998
                                                ----        ----        ----        ----         ----

                                                   Thousands of Dollars Except Ratios

Net Income                                     $81,913     $70,631     $77,393     $38,620       $80,147
Add- Extraordinary items net of tax                  -           -           -      24,853             -
                                               -------     -------     -------     -------       -------
Net Income from continuing operations           81,913      70,631      77,393      63,473        80,147

   Taxes based on income                        48,523      44,483      47,286      33,922        45,412
                                               -------     -------     -------     -------       -------
Net income before income taxes                 130,436     115,114     124,679      97,395       125,559
                                               -------     -------     -------     -------       -------


Add- fixed charges:
   Interest on long term debt                   31,164      31,168      31,409      32,271        37,260
   Other interest                                  358         853       4,636       2,875         1,647
   Amortization of net debt premium, discount,
      expenses and losses                        1,678       1,703       1,709       1,643         1,132
                                               -------     -------     -------     -------       -------
Total fixed charges                             33,200      33,724      37,754      36,789        40,039
                                               -------     -------     -------     -------       -------
Earnings available for fixed charges           163,636     148,838     162,433     134,184       165,598
                                               =======     =======     =======     =======       =======

Ratio of earnings to fixed charges                4.92        4.41        4.30        3.64          4.13
                                               =======     =======     =======     =======       =======


Earnings required for preferred dividends:
   Preferred stock dividends                     3,510       3,850       3,721       3,715         3,745
   Adjustment to pre-tax basis                   2,079       2,425       2,273       1,985         2,122
                                               -------     -------     -------     -------       -------
                                                 5,589       6,275       5,994       5,700         5,867


Fixed charges plus preferred stock dividend
   requirements                                 38,789      39,999      43,748      42,489        45,906
                                               =======     =======     =======     =======       =======

Ratio of earnings to fixed charges plus
   preferred stock dividend requirements          4.21        3.72        3.71        3.15          3.60
                                               =======     =======     =======     =======       =======
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